NEWS RELEASE

CONTACTS:
Gary S. Maier/Sophie Xu
Maier & Company, Inc.
(310) 442-9852

NEW DRAGON ASIA NAMES NEW CHIEF EXECUTIVE OFFICER

SHENZHEN, CHINA - April 4, 2005 - New Dragon Asia Corp. (Amex: NWD) today announced the appointment of Li Xia Wang as its new chief executive officer, succeeding Heng Jing Lu who will continue to serve as chairman.

Wang formerly served as chief financial officer of New Dragon Asia from December 2003 to November 2004. She currently serves as a member of the company’s board of directors. Earlier, Wang held a variety of positions for Longkou Oil & Grain Group Company, serving as deputy general manager prior to joining New Dragon Asia.

“Ms. Wang has extensive knowledge of our company, having served as the company’s chief financial officer prior to the appointment of Peter Mak to this position in November 2004, as well as having continued to serve on the company’s board. She is a seasoned professional committed to internal and external growth. Her background and experience will be invaluable as we aggressively pursue our growth strategy,” said Heng Jing Lu, chairman of New Dragon Asia.

Wang earned her professional diploma in accountancy from The Shandong Institute of Economics, with over 20 years of extensive experience in the field of finance and accounting. She is a PRC qualified accountant.

About New Dragon Asia

Headquartered in Shandong Province, P.R.C., with a corporate office in Shenzhen, New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles, to retail and commercial customers throughout China. The company markets its well-established product line through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 110,000 tons of flour and more than 1.1 billion packages of instant noodles.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

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